Exhibit 99.2

Targacept Presents Data from Highly Successful Phase 2b Trial of TC-5214 as Augmentation Treatment for Major Depressive Disorder

Six Point Advantage over Placebo (p<0.0001) on Primary Outcome Measure (HAM-D)

Highly Statistically Significant Results (p<0.0001) on All Primary and Secondary Outcome Measures

Winston-Salem, North Carolina, October 15, 2009 - Targacept, Inc. (NASDAQ: TRGT), a clinical-stage biopharmaceutical company developing a new class of drugs known as NNR Therapeutics™, today announced the presentation of data from its recently completed Phase 2b clinical trial of TC-5214 as an augmentation (add-on) treatment in subjects with major depressive disorder, or MDD, who did not respond adequately to first-line treatment with the representative SSRI citalopram hydrobromide. In the trial, the add-on TC-5214 arm (TC-5214 + citalopram) outperformed the add-on placebo arm (placebo + citalopram) on the primary outcome measure, the Hamilton Rating Scale for Depression-17, or HAM-D, and all of the secondary outcome measures, with high statistical significance.

Selective serotonin reuptake inhibitors, or SSRIs, are the most commonly prescribed class of drugs for depression, but many patients do not respond well to SSRIs. The National Institute of Mental Health, or NIMH, has estimated that 14.8 million American adults suffer from MDD. In the NIMH’s large-scale Sequenced Treatment Alternatives to Relieve Depression, or STAR*D, study, approximately 63% of participants did not achieve remission following initial treatment with citalopram alone.

In the TC-5214 trial, the magnitude of clinical response (change from double blind baseline after eight weeks) on HAM-D was 6.0 points greater for the add-on TC-5214 arm (13.75 point improvement) than for the add-on placebo arm (7.75 point improvement). This result was highly statistically significant (p < 0.0001) on an intent to treat basis. Highly statistically significant results (p < 0.0001) were also achieved on an intent to treat basis on all of the trial’s secondary outcome measures, including the Montgomery-Asberg Depression Rating Scale, or MADRS, the Quick Inventory of Depressive Symptomatology – Self Reporting scale and assessments of irritability, disability, cognition, severity of illness and global improvement. As previously reported, TC-5214 exhibited a favorable tolerability profile in the trial.

The data from the TC-5214 trial was presented today by Geoffrey C. Dunbar, M.D., Targacept’s Vice President, Clinical Development and Regulatory Affairs, at the Nicotinic Acetylcholine Receptors as Therapeutic Targets Symposium (nAChR2009), a satellite meeting of the 39th annual meeting of the Society for Neuroscience.

“This clinical trial provides compelling evidence for TC-5214 as a beneficial augmentation treatment with promise for providing relief for millions of patients who do not respond well to first-line SSRI therapy and restoring their quality of life,” commented Stuart A. Montgomery, M.D., Emeritus Professor of Psychiatry at the Imperial College School of Science and Medicine, University of London. “The impressive outcomes across the efficacy measures and favorable tolerability profile demonstrated in the trial indicate the potential of TC-5214 to become the augmentation treatment of choice in depression.”

“We are excited about the potential of TC-5214 to provide a new mechanistic approach for the treatment of depression. The STAR*D study indicates that nearly two-thirds of subjects do not achieve full relief from depressive symptoms on their initial SSRI medication, and we believe that a well tolerated add-on treatment with strong antidepressant effects would represent a major breakthrough,” said J. Donald deBethizy, Ph.D., Targacept’s President and Chief Executive Officer. “We have multiple clinical opportunities in addition to TC-5214 that we believe hold great promise, including AZD3480 (TC-1734) in development for ADHD. The tremendous diversity of the NNR class and the broad potential therapeutic applications for our NNR Therapeutics were evident at nAChR2009, reinforcing our mission to develop new medicines to build health and restore independence.”

Study Design

The Phase 2b trial of TC-5214 as an augmentation treatment for MDD was a two-phase study conducted at 20 sites in India and three sites in the United States. In the first phase, 579 subjects with MDD received first-line treatment with citalopram hydrobromide for eight weeks, 20mg daily for the first four weeks and 40mg daily for the next four weeks. Citalopram, an approved treatment for MDD marketed in the United States as Celexa®, is from the drug class known as selective serotonin reuptake inhibitors. At the end of the eight weeks, subjects whose MADRS score had improved less than 50 percent and was no lower than 17 and whose Clinical Global Impression - Severity of Illness score was no lower than 4 were considered partial or non responders and randomized into the double blind second phase of the trial.

In the double blind second phase, subjects continued their citalopram treatment and also received either add-on TC-5214 or add-on placebo for an additional eight weeks. The daily dosage of TC-5214 was initially 2mg and could be increased at the discretion of the investigator to 4mg and to 8mg based on tolerability and therapeutic response. The primary outcome measure for the trial was mean change between add-on TC-5214 (TC-5214 + citalopram) and add-on placebo (placebo + citalopram) from double blind baseline as measured by HAM-D at week 16. The intent to treat dataset included 265 subjects in the second phase.

About TC-5214

Recent scientific evidence suggests that depressive symptoms are associated with an overstimulation of NNRs and other receptors in the brain that are activated by the neurotransmitter acetylcholine. This overstimulation is referred to as increased cholinergic tone. TC-5214 has unique properties in modulating forms of the alpha4beta2 NNR subtype thought to be involved in the increased cholinergic tone associated with depression [1]. In particular, TC-5214 blocks certain NNR channels, which is believed to help normalize cholinergic tone resulting in antidepressant effects.

About Major Depressive Disorder

According to the World Health Organization, depression is a common mental disorder that presents with depressed mood, loss of interest or pleasure, feelings of guilt or low self-worth, disturbed sleep or appetite, low energy, and poor concentration. These problems can become chronic or recurrent and lead to substantial impairments in an individual’s ability to take care of his or her everyday responsibilities. At its worst, depression can lead to suicide, a tragic fatality associated with the loss of about 850,000 lives every year. Depression is common, affecting about 121 million people worldwide.

According to The National Institute of Mental Health, or NIMH, MDD is the leading cause of disability in the United States for people between the ages 15 and 44, and NIMH estimates that approximately 14.8 million American adults suffer from MDD. In 2000, the total economic burden of treating depression in the United States was approximately $83.1 billion, with workplace costs, including missed days and lack of productivity due to illness, accounting for approximately 62% of the total economic burden, treatment costs accounting for approximately 31% and suicide-related costs accounting for approximately 7%. [2]

About Targacept

Targacept is a clinical-stage biopharmaceutical company that discovers and develops NNR Therapeutics™, a new class of drugs for the treatment of central nervous system diseases and disorders. Targacept’s product candidates selectively modulate neuronal nicotinic receptors that serve as key regulators of the nervous system to promote therapeutic effects and limit adverse side effects. Targacept has clinical-stage product candidates in development for major depressive disorder, attention deficit/hyperactivity disorder, Alzheimer’s disease and cognitive dysfunction in schizophrenia, as well as multiple preclinical programs. Targacept has a cognition-focused collaboration with AstraZeneca and a strategic alliance with GlaxoSmithKline. Targacept’s news releases are available on its website at www.targacept.com.

Forward-Looking Statements

Statements in this press release that are not purely historical in nature constitute “forward-looking statements” made under the provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements regarding future development or commercialization of TC-5214, including the timing for initiation of Phase 3 clinical development, a strategic partnership with respect to TC-5214, the benefits that may be derived from or future commercial position of TC-5214, AZD3480 or any of Targacept’s other product candidates, or Targacept’s plans, expectations or future operations, financial position, revenues, costs or expenses. Actual results may differ materially from those expressed or implied by forward-looking statements as a result of various important factors, including, without limitation, risks and uncertainties relating to: Targacept’s ability to establish a strategic alliance, collaboration or licensing or other arrangement with respect to TC-5214 on favorable terms; Targacept’s reliance on third parties for the manufacture of clinical trial material for future development of TC-5214; and the timing and success of submission, acceptance and approval of regulatory filings. These and other risks and uncertainties are described in greater detail under the heading “Risk Factors” in Targacept’s most recent Annual Report on Form 10-K and in other filings that it makes with the Securities and Exchange Commission. As a result of the risks and uncertainties, the results or events indicated by the forward-looking statements may not occur. Targacept cautions you not to place undue reliance on any forward-looking statement.

In addition, any forward-looking statement in this press release represents Targacept’s views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. Targacept disclaims any obligation to update any forward-looking statement, except as required by applicable law.

NNR Therapeutics™ is a trademark of Targacept, Inc. Any other service marks, trademarks and trade names appearing in this press release are the properties of their respective owners.

[1]	Fedorov NB, Benson LC, et al. Differential Pharmacologies of Mecamylamine Enantiomers: Positive Allosteric Modulation and Non-competitive Inhibition. J Pharmacol Exp Ther 328 (2) 525-532, 2009.

[2]	Greenberg, Kessler, Birnbaum, et al. The Economic Burden of Depression in the United States: How Did it Change Between 1990 and 2000? Journal of Clinical Psychiatry. December 2003; 64(12): 1465-1475.

Contacts:
Alan Musso, VP and CFO	Michelle Linn
Targacept, Inc.	Linnden Communications
Tel: (336) 480-2186	Tel: (508) 362-3087
Email: alan.musso@targacept.com	Email: linnmich@comcast.com